SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or
                       Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 000-28696

                           HOME BANCORP OF ELGIN, INC.
             (Exact name of registrant as specified in its charter)

                           10708 West Janesville Road
                         Hales Corners, Wisconsin 53130
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                     Common Stock, Par Value $.01 Per Share
               (Title of each class of securities covered by this
                                      Form)

                                      NONE
                 (Titles of all other classes of securities for
               which a duty to file reports under section 13(a) or
                                 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [X]           Rule 12h-3(b)(1)(ii)      [ ]
       Rule 12g-4(a)(1)(ii)   [ ]           Rule 12h-3(b)(2)(i)       [ ]
       Rule 12g-4(a)(2)(i)    [ ]           Rule 12h-3(b)(2)(ii)      [ ]
       Rule 12g-4(a)(2)(ii)   [ ]           Rule 15d-6                [ ]
       Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date: None

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, State Financial Services Corporation, as successor to Home Bancorp of Elgin, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                STATE  FINANCIAL   SERVICES
                                 CORPORATION,  as successor
                                 to Home  Bancorp of Elgin,
                                 Inc.


Date:  December 30, 1998         By: /S/Michael A. Reindl
                                     Michael A.  Reindl, Senior Vice President,
                                     Controller and Chief Financial Officer